EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR OF 2006

Healthcare revenues increase 8%; total revenues increase 5.3% to $141.6 million
Income before income taxes improves 23%
Earnings total $7.9 million, or $0.18 per diluted share

ALPHARETTA, GA, March 6, 2007 - Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and marketer of infection control products, fluid control products and safety products to healthcare professionals, today announced results for the fourth quarter and year ended December 31, 2006. Highlights include:

▪	Fourth quarter and full year 2006 healthcare revenues increased by 13.6 percent and 8.0 percent, respectively, led by substantial increases in international and domestic branded revenues;
▪	Income from operations for the full year of 2006 increased 12 percent over the full year of 2005;
▪	Operating income margin for the full year of 2006 was 8.0 percent, a 50 basis point improvement over the full year of 2005;
▪	Income before income taxes for the full year of 2006 improved by $2.3 million, or 23 percent, over 2005;
▪	Cash flows from operations for 2006 improved by 50 percent over 2005 to $14.5 million;
▪	Completion of the Europlak acquisition in October 2006 extends Microtek’s market presence to France and enhances its European product offerings; and
▪	At December 31, 2006, cash balances totaled approximately $17.1 million, net working capital neared $58.9 million, and credit facility borrowing capacity exceeded $17.3 million.

Fourth Quarter and Full Year Results

The Company’s reported earnings for the fourth quarter and full year of 2006 were $0.04 and $0.18 per diluted share, respectively, as compared to reported earnings for the fourth quarter and full year of 2005 of $0.05 and $0.33 per diluted share, respectively.  Included in reported earnings for the full year of 2005 were net income tax benefits of approximately $0.11 per diluted share related primarily to the elimination of the Company’s valuation allowance for deferred tax assets in September 2005.  Excluding these significant non-cash deferred income tax benefits and adjusting for an effective income tax rate of 36 percent, pro-forma (non-GAAP) earnings for the full year of 2005 were $0.14 per diluted share.  (See reconciliation provided in the Appendix to this release.)

Consolidated net revenues for the fourth quarter and full year of 2006 totaled $36.7 million and $141.6 million, respectively, versus $32.7 million and $134.5 million in the same 2005 periods. The Company’s fourth quarter 2006 healthcare revenues totaled $36.5 million, an increase of $4.4 million, or 13.6 percent, over the fourth quarter of 2005. For the full year of 2006, healthcare revenues grew 8.0 percent, or $10.4 million, over 2005 to $140.3 million. For the 2006 quarter and full year, domestic branded and international revenues demonstrated strong gains over the same 2005 periods. The increases in healthcare revenues for the 2006 fourth quarter and full year periods were offset by planned decreases in OTI division revenues of approximately $400 thousand and $3.3 million, respectively.

“We are pleased with our overall business accomplishments this year,” commented Dan R. Lee, the Company’s President and CEO. “Improving revenues, strategic cost cutting, selective investment, and facility rationalization resulted in significant improvements in our operating performance in 2006. As a result, in 2006, we maintained a strong gross margin, significantly improved our income before income taxes by 23 percent over 2005, and generated an operating margin of 8.0 percent. The strength of our performance in 2006 is reflected in the 50 percent improvement in our operating cash flow. More than $14.5 million in operating cash flow enabled the debt-free financing of three key acquisitions, elimination of our credit facility borrowings, and approximately $2.2 million in stock repurchases. Even with these investments and stock repurchases, we ended the year with approximately $17.1 million in cash.”

Mr. Lee stated, “A strong fourth quarter of 2005 laid the foundation for our successes in 2006. That strength continued throughout the year and has positioned us well for 2007 and beyond. Domestic branded revenues have shown significant improvement over the last three quarters, and our gross margins and overall profitability are strong. As a result of the improvement realized in our domestic branded business, our recent acquisitions in Europe and our efforts to strengthen our OEM partner base, our total business is well balanced between our higher margin domestic branded business and our OEM and international businesses.”

Mr. Lee continued, “During the fourth quarter of 2006, we continued to invest in our European operations to improve our long-term operating performance. For example, we transitioned certain of our Netherlands manufacturing operations to capitalize on some significantly lower cost alternatives in Malta and China. While transitions such as these result in higher expenses in the short run, they better position us for the future and will improve our overall cost structure going forward. Additionally, in early December, we relocated to our new European distribution facility in Zutphen which will efficiently accommodate our expanded international operations. We believe that we have made the necessary investments in our operations to ensure that these improvements are in place as we begin 2007.”

With respect to the Company’s guidance for 2007, Mr. Lee stated, “Based on our initiatives for 2007, we believe that our revenues for 2007 will be in the range of $155 million to $160 million. We also believe our earnings will be in the range of $0.20 and $0.22 per diluted share. In 2007, we are looking for additional operating income improvement as we begin to realize the benefits of recent investments in our European infrastructure and other of our 2006 operational initiatives.”

Mr. Lee concluded, “During 2007, we will work to continue to grow our core domestic branded business, to enhance our OEM partner relationships and to further extend our international presence. At the same time, we will work to manage the risks associated with the often volatile buying patterns of our OEM partners and the seasonality of our international businesses. We will also continue to seek attractive acquisition candidates which expand our existing healthcare platform and further strengthen our position as a leading international supplier of high quality surgical products. With our worldwide infrastructure, our strong balance sheet and our solid operating cash flow, we are well positioned for sustained healthcare revenue growth and improved operating income.”

To aid in evaluating the comparability of the Company’s operating results for 2006 versus 2005, the Company has provided pro forma, non-GAAP results related to fully taxed net income and fully diluted, fully taxed net income per share for the full year of 2006 and 2005 in the Appendix to this press release.

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Tuesday, March 6, 2007. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com. A conference call replay will be available through 11:59 p.m. Eastern Time on March 13, 2007 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID # 230503.

Actual Results Could Differ From Forward-Looking Statements: This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s belief that the strength of its performance in 2006 has appropriately positioned the Company for 2007 and beyond; the Company’s belief that investments in its European operations in 2006 will result in improved long-term operating performance; the Company’s belief that transitions of certain of its manufacturing from the Netherlands to its lower cost alternatives in Malta and China will better position the Company for the future and will improve the Company’s overall cost structure going forward; the Company’s expectation that its new distribution facility in Zutphen will efficiently accommodate its expanded international operations; the Company’s belief that it has made the necessary investments in operations to ensure that these improvements are in place; the Company’s forecasted revenues and earnings per diluted share for 2007; the Company’s ability to generate additional operating income improvement in 2007 by realizing the benefits of investments in its European infrastructure and other of its 2006 operational initiatives; the Company’s intentions to continue to grow its core domestic branded business, to enhance its OEM partner relationships and to further extend its international presence in 2007; the Company’s ability to manage the risks associated with the often volatile buying patterns of its OEM partners and the seasonality of its international businesses; the Company’s ability to seek and attract acquisition candidates to expand its existing healthcare platform and further strengthen its position as a leading international supplier of high quality surgical products; and the Company’s belief that its worldwide infrastructure, its strong balance sheet and its solid operating cash flow position the Company for sustained healthcare revenue growth and improved operating income. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the following: low barriers to entry for competitive products could cause the Company to reduce the prices for its products or lose customers; large purchasers of the Company’s products regularly negotiate for reductions in prices for the Company’s products, which may reduce the Company’s profits; because a few distributors control much of the delivery of hospital supplies to hospitals, the Company relies significantly on these distributors in connection with the sale of the Company’s branded products; the Company’s relatively small sales and marketing force may place the Company at a competitive disadvantage to its competition; the Company’s contract manufacturing division relies upon a small number of customers, the loss of any of which could have a material adverse impact on the Company; the inability of the Company to complete acquisitions of businesses at an attractive cost could adversely affect the Company’s growth; if the Company is successful in acquiring businesses, the failure to successfully integrate those businesses could adversely affect the Company; the Company’s growing international operations subject the Company’s operating results to numerous additional risks; markets in which the Company competes are highly competitive, which may adversely affect the Company’s growth and operating results; the Company’s products are subject to extensive governmental regulations, compliance or non-compliance with which could adversely affect the Company; the Company’s strategies to protect its proprietary assets may be ineffective, allowing increased competition with the Company; fluctuations in the value of the dollar against foreign currencies have in the past and may in the future adversely affect the Company’s operating results; and the Company’s expenses for raw materials and product distribution are adversely affected by increases in the price for petroleum. The foregoing risks are intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. These factors should be read in conjunction with the more detailed risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow -

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net revenues	$36,728	$32,722	$141,577	$134,458
Gross profit	14,532	13,363	55,982	52,526
Operating expenses:
Selling, general and administrative	11,397	9,579	42,721	40,526
Research and development	425	167	873	810
Amortization of intangibles	387	235	1,109	961
Total operating expenses	12,209	9,981	44,703	42,297

Loss on dispositions	-	-	-	(139)
Income from operations	2,323	3,382	11,279	10,090
Interest income (expense), net	75	49	366	(38)
Foreign currency exchange gain (loss)	236	8	236	(408)
Other income, net	46	3	249	202
Income before income taxes	2,680	3,442	12,130	9,846

Income taxes:
Current tax expense	(9)	(34)	(313)	(598)
Deferred tax (expense) benefit	(809)	(1,061)	(3,902)	5,256
Total income tax (expense) benefit	(818)	(1,095)	(4,215)	4,658
Net income	$1,862	$2,347	$7,915	$14,504

Net income per share - basic	$0.04	$0.05	$0.18	$0.33
Net income per share - diluted	$0.04	$0.05	$0.18	$0.33

Weighted average shares outstanding - basic	43,254	43,471	43,498	43,347
Weighted average shares outstanding - diluted	44,333	44,162	44,506	44,050

Balance Sheet Data:	December 31, 2006	December 31, 2005
Cash and cash equivalents	$17,059	$14,765
Other current assets	60,747	56,968
Total current assets	77,806	71,733
Total assets	$156,166	$140,758
Current liabilities	$18,933	$12,579
Long-term debt	721	1,249
Other liabilities	4,276	2,864
Total liabilities	23,930	16,692
Shareholders' equity	132,236	124,066
Total liabilities and shareholders' equity	$156,166	$140,758

APPENDIX

Pro Forma Results

Pro forma results are provided on a non-GAAP basis as a complement to results provided in accordance with accounting principles generally accepted in the United States (“GAAP”). Pro forma results are not a substitute for measures computed in accordance with GAAP. Definitions of such pro forma measurements are provided below. These definitions are provided to allow the reader to reconcile pro forma data and GAAP. The Company’s pro forma results may be different from the presentation of financial information by other companies.

The Company believes that fully taxed net income and fully taxed earnings per diluted share are important pro forma measures as they provide useful information for purposes of evaluating the Company’s performance to that of companies of comparable size, industry and scope of operations and evaluating the comparability of the Company’s operating results in different periods. The Company has significant net operating loss carryforwards (“NOL’s”) for Federal tax purposes. Prior to the fourth quarter of 2005, the Company had recorded a valuation allowance for its Federal NOL’s. Consequently, the Company’s tax provision in periods prior to the fourth quarter of 2005 reflected only the state and foreign income taxes and Federal alternative minimum taxes for which the Company was currently liable. Additionally, from 2001 to September 2005, the Company had recognized significant net deferred income tax benefits as a result of decreases in the valuation allowance for its deferred tax assets, primarily these Federal NOL’s. As of September 30, 2005, the Company’s valuation allowance for its Federal deferred tax assets was eliminated. Beginning in the fourth quarter of 2005, the Company’s tax provision reflects Federal, state and foreign income tax expense at appropriate statutory rates in effect for the jurisdictions in which the Company operates. Until the Company’s Federal NOL’s are fully utilized, the Company’s future payments of income taxes will include only the state and foreign income taxes and Federal alternative minimum taxes for which it is liable.

The Company’s results of operations for the full year of 2006 reflect a fully-taxed provision of approximately $4.2 million. The Company’s results of operations for the full year of 2005 reflected a net income tax benefit of $4.7 million resulting primarily from the decrease in the valuation allowance for deferred tax assets as of September 30, 2005. The Company’s net income and earnings per diluted share, the most directly comparable GAAP measures, may be reconciled to pro forma fully taxed net income and pro forma fully taxed earnings per diluted share as follows:

	Twelve months ended
	December 31
	2006	2005
Net income, as reported under GAAP	$7,915	$14,504
Reversal of reported total income tax expense (benefit)	4,215	(4,658)
Income before income taxes, as reported	12,130	9,846
Pro forma total income tax expense (reported amount for 2006 and approximately 36% for 2005)	(4,215)	(3,545)
Pro forma fully taxed net income	$7,915	$6,301

Earnings per diluted share, as reported	$0.18	$0.33
Reversal of reported total income tax expense (benefit)	0.09	(0.11)
Income before income taxes, as reported	0.27	0.22
Pro forma total income tax expense	(0.09)	(0.08)
Pro forma fully taxed earnings per diluted share	$0.18	$0.14